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                                                                    EXHIBIT 10.5

                                 FIRST AMENDMENT
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


     This First Amendment to Executive Employment Agreement (this "Amendment") is made as of the 18th day of May, 2000 by and between United States Exploration, Inc., a Colorado corporation (the "Company"), and Bruce D. Benson, a Colorado resident ("Executive").

                                    RECITALS

     A. The parties have previously entered into an Executive Employment Agreement dated as of August 7, 1997 (the "Agreement") pursuant to which the Company retained Executive to be its President and Chief Executive Officer for a period of three years. The Agreement provides for automatic annual renewal at the end of such three-year term unless either party gives notice of nonrenewal at least 90 days prior to the end of such term. Executive has indicated his intention to give notice of nonrenewal to the Company.

     B. Contemporaneously with the execution of this Amendment, Executive is making a substantial equity investment in the Company in order to enable the Company to avoid foreclosure by its principal lender and the consequent loss of all value to its shareholders. Executive is willing to make that investment only if he is assured of a reasonable opportunity, as Chief Executive Officer of the Company, to pursue the business objectives of the Company in an effort to increase the market value of its stock for the benefit of all stockholders.

     C. The Company and Executive have agreed to amend and extend the Agreement to assure Executive of that opportunity and to assure the Company of the continued availability of the Executive's services for a reasonable period of time.

                                    AGREEMENT

     Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

     Section 1. Term. Section 1.3 of the Agreement is amended to read in its entirety as follows:

          1.3 Employment Period. Executive's employment under this Agreement shall continue until August 6, 2001, unless previously terminated as provided herein or extended by mutual agreement of the parties (the "Employment Period").




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     Section 2. Termination by Company. Section 1.4(a) of the Agreement is
amended to read in its entirety as follows:

          (a) The Board has the right to terminate Executive's employment under this Agreement only for "Cause" or upon the "Disability" of Executive. For that purpose:

          "Cause" means the occurrence of any of the following events:

                  (i) Executive's conviction, beyond possibility of appeal, of a felony involving dishonesty, theft or fraud;

                  (ii) Executive's willful disregard of the express instructions of the Board, provided that such instructions are not contrary to applicable law or the provisions of this Agreement and that the Board has given Executive written notice of such disregard and Executive has failed to begin compliance with such instructions to the reasonable satisfaction of the Board within 10 days after such notice;

                  (iii) Any willful act of gross misconduct by Executive that is materially and demonstrably injurious to the Company; or

                  (iv) The repeated failure by Executive to perform his duties and responsibilities hereunder after having been cautioned in writing by the Board on at least two prior occasions over a period of at least 60 days.

         No disagreement by the Board with decisions made by Executive or dissatisfaction by the Board with the quality of Executive's performance hereunder shall constitute Cause for purposes of this Agreement.

               "Disability" means Executive's inability, by virtue of illness or physical or mental incapacity or disability, to perform Executive's essential functions under this Agreement, whether with or without reasonable accommodation, for a period exceeding 180 days.

     Section 3. Termination by Executive. Clause (x) of the definition of "Change of Control" in Section 1.4(b) of the Agreement is amended to read in its entirety as follows:



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     (x) a change, during any period of two consecutive years beginning on or after the date hereof, in the membership of the Board such that the persons who are members of the Board at the beginning of such two-year period do not constitute at least a majority of the whole Board, including any vacancies; provided, however, that in the event of the death, resignation or failure to stand for re-election of any person who was a member of the Board at the beginning of such two-year period, any person who is elected to fill the resulting vacancy by the remaining directors or who is nominated by the Board and elected by the Company's shareholders to succeed such person on the Board shall be deemed to have been a director at the beginning of such two-year period;

     Section 4. Compensation. Executive did not receive any Base Salary (as defined in the Agreement) from the Company during the third quarter of 1999. Since October 1, 1999, Executive's Base Salary has been accrued but not paid. The $75,000 in accrued salary for the period from October 1, 1999 through March 31, 2000 shall be paid upon the execution of this Amendment. Future payments of Base Salary shall be made as provided in the Agreement.

     Section 5. Options. All Options granted to Executive pursuant to Section
2.5 of the Agreement are hereby cancelled and shall be surrendered by Executive to the Company.

     Section 6. Termination Payment. A new Section 2.6 is added to the Agreement as follows:

          2.6 Payment Upon Termination. In the event that the Agreement is terminated (a) by the Company in violation of the Agreement, (b) by Executive pursuant to clause (i), (ii), (iii) or (iv) of Section 1.4(b) of the Agreement or (c) by Executive pursuant to clause (v) of Section 1.4(b) of the Agreement following a Change of Control described in clause (x) of the definition of Change of Control set forth in Section 1.4(b), as amended hereby, the Company shall pay Executive severance pay in the amount of $1,000,000. In the event that an excise tax is payable by Executive under
     Section 4999 of the Internal Revenue Code (or any comparable provision) in respect of a payment made under this Section 2.6, the amount of the payment due to Executive shall be increased so that the net amount received and retained by Executive, after payment of such excise tax but before payment of ordinary income taxes, equals $1,000,000. Such payment shall be made within 10 days after the date of termination. Executive may, in his discretion, require the Company to make such payment in cash, in shares of the Company's Common Stock or in any combination thereof. If Executive elects to have all or any portion of




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     the payment made in Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made in stock by the average closing price of the Common Stock on the principal market in which it is then traded for the 20 trading days ending with the last trading day preceding the date of termination. If the closing price for the Common Stock is not reported for any day during that 20-trading-day period, the closing price on that day shall be deemed to be the average of the high bid and low asked prices of the Common Stock for that day.

     Section 7. No Other Amendment. Except as amended hereby, the Agreement is ratified and confirmed in accordance with its original terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                   United States Exploration, Inc.


                                   By: /s/ F. Michael Murphy
                                      -----------------------------------------

                                   Its: Vice President
                                      -----------------------------------------


                                   /s/ Bruce D. Benson
                                   --------------------------------------------
                                   Bruce D. Benson